As filed with the U.S. Securities and Exchange Commission on July 16, 2024

Registration Statement No. 333-

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT
UNDER THE SECURITIES ACT OF 1933

SMURFIT WESTROCK PLC
(Exact Name of Registrant as Specified in its Charter)

Ireland	98-1776979
(State or Other Jurisdiction of Incorporation or Organization)	(I.R.S. Employer Identification No.)

Beech Hill, Clonskeagh
Dublin 4, D04 N2R2
Ireland
(Address of Principal Executive Offices)

Smurfit WestRock plc 2024 Long-Term Incentive Plan

Smurfit Kappa 2018 Performance Share Plan

WestRock Company 2020 Incentive Stock Plan

WestRock Company Amended and Restated 2016 Incentive Stock Plan

MeadWestvaco Corporation 2005 Performance Incentive Plan

Amended and Restated Rock-Tenn Company 2004 Incentive Stock Plan

KapStone Paper and Packaging 2016 Incentive Plan

KapStone Paper and Packaging 2014 Incentive Plan
(Full Title of the Plan)

Gillian Carson-Callan

Group Company Secretary

Beech Hill, Clonskeagh

Dublin 4, D04 N2R2

Ireland
(Name and Address of Agent for Service)

+353 1 202 7000
(Telephone Number, including Area Code, of Agent for Service)

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large Accelerated Filer	☐	Accelerated Filer	☐
Non-Accelerated Filer (Do not check if a smaller reporting company)	☒	Smaller Reporting Company	☐
		Emerging Growth Company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

EXPLANATORY NOTE

On July 5, 2024, pursuant to the Transaction Agreement, dated as of September 12, 2023 (the “Transaction Agreement”), among Smurfit WestRock plc (formerly Smurfit WestRock Limited and prior to that known as Cepheidway Limited, the “Company” or the “Registrant”), Smurfit Kappa Group plc (“Smurfit Kappa”), WestRock Company (“WestRock”) and Sun Merger Sub, LLC (“Merger Sub”), (i) the Company acquired Smurfit Kappa by means of a scheme of arrangement (the “Scheme”) under the Companies Act 2014 of Ireland (as amended) (the “Smurfit Kappa Share Exchange”), and (ii) Merger Sub merged with and into WestRock, with WestRock continuing as the surviving entity (the “Merger,” and together with the Smurfit Kappa Share Exchange, the “Combination”). Upon completion of the Combination, Smurfit Kappa and WestRock each became wholly owned subsidiaries of the Company.

This registration statement on Form S-8 (the “Registration Statement”) relates to the registration of ordinary shares, nominal par value $0.001 per share (the “Ordinary Shares”), of the Company to be offered and sold under the following plans maintained by the Company as of the completion of the Combination, including pursuant to certain awards outstanding under such plans which were assumed by the Company pursuant to the Transaction Agreement: (A) the Smurfit WestRock plc 2024 Long-Term Incentive Plan, (B) the Smurfit Kappa 2018 Performance Share Plan, (C) the WestRock Company 2020 Incentive Stock Plan, (D) the WestRock Company Amended and Restated 2016 Incentive Stock Plan, (E) the MeadWestvaco Corporation 2005 Performance Incentive Plan, (F) the Amended and Restated Rock-Tenn Company 2004 Incentive Stock Plan, (G) the KapStone Paper and Packaging 2016 Incentive Plan and (H) the KapStone Paper and Packaging 2014 Incentive Plan (collectively, the “Plans”).

PART I.

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

The documents containing the information specified in Part I of Form S-8 will be delivered to the participants in the Plan covered by the Registration Statement and as required by Rule 428(b)(1) of the Securities Act. Such documents need not be filed with the U.S. Securities and Exchange Commission (the “SEC”) either as part of the Registration Statement or as prospectuses or prospectus supplements pursuant to Rule 424 of the Securities Act. These documents and the documents incorporated by reference in the Registration Statement pursuant to Item 3 of Part II of the Registration Statement, taken together, constitute a prospectus that meets the requirements of Section 10(a) of the Securities Act, and are available upon written request to: Attention: Gillian Carson-Callan, Group Company Secretary, Beech Hill, Clonskeagh, Dublin 4, D04 N2R2, Ireland, +353 1 202 7000.

PART II.

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.	Incorporation of Documents by Reference

The Registrant is incorporating by reference certain information that the Registrant and WestRock have filed with the SEC pursuant to the Securities Exchange Act of 1934, as amended (the “Exchange Act”). The information contained in the documents that the Registrant is incorporating by reference is considered to be part of the Registration Statement, and the information that the Registrant later files with the SEC will automatically update and supersede the information contained or incorporated by reference into the Registration Statement. The Registrant is incorporating by reference:

Registrant

•	Prospectus filed on April 26, 2024 pursuant to Rule 424(b) of the Securities Act, which prospectus is part of the Company’s registration statement on Form S-4, as amended (Registration No. 333-278185);

•	Quarterly Report on Form 10-Q for the quarter ended March 31, 2024, filed with the SEC on June 7, 2024;

•	Current Reports on Form 8-K filed with the SEC on June 7, 2024, June 20, 2024, July 2 and July 5, 2024; and

•	the description of the Ordinary Shares contained in the registration statement on Form 8-A, which the Registrant filed with the SEC on July 5, 2024 to register such securities under the Exchange Act, including all amendments and reports for the purpose of updating such description.

WestRock

•	Annual Report on Form 10-K for the year ended September 30, 2023, filed with the SEC on November 17, 2023;

•	the information contained in WestRock’s Definitive Proxy Statement on Schedule 14A, filed with the SEC on December 13, 2023, and incorporated into Part III of WestRock’s Annual Report on Form 10-K for the year ended September 30, 2023;

•	Quarterly Reports on Form 10-Q for the quarter ended March 31, 2024, filed with the SEC on May 3, 2024, and for the quarter ended December 31, 2023, filed with the SEC on February 2, 2024; and

•	Current Reports on Form 8-K filed with the SEC on December 15, 2023, January 30, 2024, June 6, 2024, June 13, 2024, June 14, 2024, June 27, 2024 and July 9, 2024.

All reports and definitive proxy or information statements filed by the Company pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act, after the date of the Registration Statement and prior to the filing of a post-effective amendment which indicates that all securities offered hereby have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference into the Registration Statement and to be a part hereof from the date of filing of such documents. Unless expressly incorporated into the Registration Statement, a report furnished but not filed on Form 8-K under the Exchange Act shall not be incorporated by reference into the Registration Statement. Any statement contained herein or in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of the Registration Statement to the extent that a statement contained in any subsequently filed document which also is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of the Registration Statement.

Item 4.	Description of Securities

Not applicable.

Item 5.	Interests of Named Experts and Counsel

Not applicable.

Item 6.	Indemnification of Directors and Officers

The Company’s memorandum of association and articles of association (the “Company Constitution”) provides that the Company shall indemnify, to the fullest extent permitted by the Companies Act 2014 of Ireland (as amended) (the “Irish Companies Act”), every member of the Company’s board of directors and the company secretary against all costs, charges, losses, expenses and liabilities incurred by them in the execution and discharge of their duties or in relation thereto including liability incurred by them in defending any proceedings, civil or criminal, which relate to anything done or omitted or alleged to have been done or omitted by them as an officer or employee of the Company and in which judgment is given in their favor (or the proceedings are otherwise disposed of without any finding or admission of any material breach of duty on their part) or in which they are acquitted or in connection with any application under any statute for relief from liability in respect of any such act or omission in which relief is granted to them by a court.

In respect of any current or former executive officer of the Company (excluding any present or former member of the Company’s board of directors or any company secretary), or any person who is serving or has served at the request of the Company as a director, officer or trustee of another company, joint venture, trust or other enterprise, including any subsidiary of the Company (each individually, a “Covered Person”), the Company Constitution provides that it shall (1) indemnify them, to the fullest extent permitted by the Irish Companies Act, against any expenses, including attorneys’ fees, judgments, fines, and amounts paid in settlement actually and reasonably incurred by them in connection with any threatened, pending, or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, other than an action by or in the right of the Company, to which they were or are threatened to be made a party, or are otherwise involved (a “proceeding”), by reason of the fact that they were or are a Covered Person; and (2) indemnify each Covered Person, to the fullest extent permitted by Irish Companies Act, in the case of any threatened, pending or completed action, suit or proceeding by or in the name of the Company against expenses, including attorneys’ fees, actually and reasonably incurred in connection with the defense or the settlement thereof, except no indemnification shall be made in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable for fraud or dishonesty in the performance of his or her duty to the Company, unless and only to the extent that the Irish High Court or the court in which such action or suit was brought shall determine upon application that despite the adjudication of liability, but in view of all the circumstances of the case, such Covered Person is fairly and reasonably entitled to indemnity for such expenses as the court shall deem proper.

The Irish Companies Act does not permit a company to exempt a director or the company secretary from, or indemnify such person against, liability in connection with any negligence, default, breach of duty or breach of trust by such person in relation to the company, unless (1) judgment is given in such person’s favor or such person is acquitted, or (2) an Irish court grants such person relief from liability on the grounds that he or she acted honestly and reasonably and that, having regard to all the circumstances of the case, he or she ought fairly to be excused for the wrong concerned. The Irish Companies Act permits companies to purchase and maintain director and officer liability insurance against any liability described in the foregoing sentence.

The Company maintains an insurance policy for its directors and officers in respect of liabilities arising out of any act, error or omission whilst acting in their capacities as directors or officers of the Company or its affiliated companies.

Effective July 5, 2024, the Company entered into deeds of indemnification (the “Deeds of Indemnification”) with the directors, the corporate secretary and the officers subject to Section 16 of the Exchange Act (the “Section 16 Officers”) of the Company. The Deeds of Indemnification provide indemnification to such directors, corporate secretary and Section 16 Officers to the fullest extent permitted by the laws of Ireland, and in accordance with the Company Constitution, for all expenses and other amounts actually incurred in any action or proceeding in which the director, corporate secretary or Section 16 Officer is or may be involved by reason of the fact that he or she is or was a director, corporate secretary or Section 16 Officer of the Company, or is or was otherwise serving the Company or other entities at the Company’s request, on the terms and conditions set forth in the Deeds of Indemnification. Further, the Company agrees, to the fullest extent permitted by the laws of Ireland, to advance expenses incurred in defense of these proceedings, on the terms and conditions set forth in the Deeds of Indemnification. The Deeds of Indemnification also provide procedures for requesting and obtaining indemnification and advancement of expenses, to the fullest extent permitted by the laws of Ireland.

Also effective July 5, 2024, Smurfit WestRock US Holdings Corporation, a subsidiary of the Company, entered into indemnification agreements (the “Indemnification Agreements”) with the directors, the corporate secretary and the Section 16 Officers of the Company. The Indemnification Agreements provide indemnification to such directors, corporate secretary and Section 16 Officers, provided such directors, corporate secretary and Section 16 Officers act in good faith and in a manner reasonably believed to be in or not opposed to the best interests of the Company, to the fullest extent permitted by Delaware law, for all expenses and other amounts actually incurred in any action or proceeding in which the director, corporate secretary or Section 16 Officer is or may be involved by reason of the fact that he or she is or was a director, Section 16 Officer or corporate secretary of the Company, or is or was otherwise serving the Company or other entities at the Company’s request, on the terms and conditions set forth in the Indemnification Agreements. Further, Smurfit WestRock US Holdings Corporation agrees to advance expenses incurred in defense of these proceedings, on the terms and conditions set forth in the Indemnification Agreements. The Indemnification Agreements also provide procedures for requesting and obtaining indemnification and advancement of expenses.

Item 7.	Exemption from Registration Claimed

Not applicable.

Item 8.	Exhibits

Exhibit Numbers	Description

4.1	Amended Memorandum of Association and Articles of Association of Smurfit WestRock plc, effective as of July 5, 2024, filed as Exhibit 3.1 to the Registrant’s Report on Form 8-K filed with the SEC on July 8, 2024

4.2	Smurfit WestRock plc 2024 Long-Term Incentive Plan (incorporated by reference to Exhibit 10.7 of the Company’s registration statement on Form S-4, as amended (Registration No. 333-278185))

*4.3	Smurfit Kappa 2018 Performance Share Plan

4.4	WestRock Company 2020 Incentive Stock Plan (incorporated by reference to Exhibit 10.44 of WestRock Company’s Annual Report on Form 10-K for the year ended September 30, 2020)

4.5	Amendment No. 1 to WestRock Company 2020 Incentive Stock Plan (incorporated by reference from Exhibit A to WestRock Company’s Definitive Proxy Statement filed on December 13, 2021)

4.6	WestRock Company Amended and Restated 2016 Incentive Stock Plan (incorporated by reference to pages B-1 to B-14 of WestRock Company’s Definitive Proxy Statement for the 2018 Annual Meeting of Stockholders, filed with the Commission on December 19, 2017)

4.7	MeadWestvaco Corporation 2005 Performance Incentive Plan (incorporated by reference to Exhibit 10.1 of MeadWestvaco Corporation’s Current Report on Form 8-K filed on April 25, 2013)

4.8	Amended and Restated Rock-Tenn Company 2004 Incentive Stock Plan (incorporated by reference to Exhibit 10.1 of Rock-Tenn Company’s Quarterly Report on Form 10-Q for the quarter ended June 30, 2012)

4.9	KapStone Paper and Packaging 2016 Incentive Plan (incorporated by reference to Annex A to KapStone Paper and Packaging Corporation’s Definitive Proxy Statement for the 2016 Annual Meeting of Shareholders filed with the SEC on March 28, 2016)

4.10	KapStone Paper and Packaging 2014 Incentive Plan (incorporated by reference to Annex A to KapStone Paper and Packaging Corporation’s Definitive Proxy Statement for the 2014 Annual Meeting of Shareholders filed with the SEC on April 1, 2014)

*5.1	Opinion of Matheson LLP

*23.1	Consent of Matheson LLP (included as part of Exhibit 5.1 hereto)

*23.2	Consent of KPMG for Smurfit WestRock plc

*23.3	Consent of KPMG for Smurfit Kappa Group plc

*23.4	Consent of Ernst & Young LLP for WestRock Company

*24.1	Power of Attorney (included as part of signature page of the Registration Statement)

*107	Filing Fee Table

* Filed herewith

Item 9.	Undertakings

(a)	The undersigned Registrant hereby undertakes:

(1)	To file, during any period in which offers or sales are being made, a post-effective amendment to the Registration Statement:

(i)            To include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii)           To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the SEC pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(iii)          To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the SEC by the Registrant pursuant to Sections 13 or 15(d) of the Exchange Act that are incorporated by reference in the registration statement.

(2)            That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)            To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b)            The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant’s annual report pursuant to Sections 13(a) or 15(d) of the Exchange Act, (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c)            Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Dublin, Ireland, on the 16 day of July, 2024.

SMURFIT WESTROCK PLC

By:	/s/ Ken Bowles
Name: Ken Bowles

POWER OF ATTORNEY

Each person whose signature appears below hereby constitutes and appoints Anthony Smurfit and Ken Bowles and each of them, his or her true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution, for him or her and in his or her name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) and supplements to the Registration Statement, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the SEC, and hereby grants to such attorneys-in-fact and agents, full power and authority to do and perform each and every act and thing requisite and necessary to be done, as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or either of them, or their or his or her substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act, the Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ Anthony Smurfit	President, Group Chief Executive Officer and Director	July 16, 2024
Anthony Smurfit	(Principal Executive Officer)

/s/ Ken Bowles	Executive Vice President, Group Chief Financial Officer and Director	July 16, 2024
Ken Bowles	(Principal Financial Officer)

/s/ Irene Page	Chief Accounting Officer	July 16, 2024
Irene Page	(Principal Accounting Officer)

/s/ Irial Finan	Chair, Director	July 16, 2024
Irial Finan

/s/ Carol Fairweather	Director	July 16, 2024
Carol Fairweather

/s/ Mary Lynn Ferguson-McHugh	Director	July 16, 2024
Mary Lynn Ferguson-McHugh

/s/ Kaisa Hietala	Director	July 16, 2024
Kaisa Hietala

/s/ Lourdes Melgar	Director	July 16, 2024
Lourdes Melgar

/s/ Jørgen Buhl Rasmussen	Director	July 16, 2024
Jørgen Buhl Rasmussen

/s/ Suzan F. Harrison	Director	July 16, 2024
Suzan F. Harrison

/s/ Alan D. Wilson	Director	July 16, 2024
Alan D. Wilson

Authorized Representative in the United States:

By:	/s/ Laurent Sellier
Name: Laurent Sellier
Title: President and Chief Executive Officer North America (including Mexico)